Press Release
Contact:
Edward G. Sloane, Jr.
Chief Financial Officer
First Business Financial Services, Inc.
608-232-5970
esloane@firstbusiness.com

Brad Quade Joins First Business as Deputy Chief Credit Officer

MADISON, WI - October 31, 2019 - First Business Financial Services, Inc. (Nasdaq:FBIZ) announced today that Brad Quade has been hired as Deputy Chief Credit Officer of First Business Financial Services, Inc.

“I am very excited to have Brad join First Business,” said Corey Chambas, President & CEO of First Business Financial Services, Inc. “His strong commercial banking experience in our markets and alignment with our company culture makes him a great addition to our leadership team. As part of succession management, Brad will work closely with existing Chief Credit Officer, Michael Losenegger, and the credit team. Our plan is for Brad to assume the role of Chief Credit Officer and Michael to reduce his responsibilities and serve in a senior credit officer role by March 31, 2020.”

Brad has over 30 years of experience in the banking industry, having worked at both publicly traded and privately -owned institutions. He has led successful lending teams in commercial banking, investment real estate, and equipment leasing as well as treasury management services. Brad has developed industry expertise in banking for equipment manufacturers, distribution, metal fabrication, printing, and commercial development. He has built proficiency with a broad array of financial products including tax credit financing and bonds. Brad’s banking background also includes management of process improvement projects for a variety of banking functional areas.

Brad holds a bachelor’s degree in Accounting and Finance from the University of Wisconsin - Milwaukee and is a Certified Public Accountant (CPA). He has been a very active board member and supporter for a variety of charitable organizations throughout his career, including many well-known Milwaukee firms focused on education, arts, homeless care, nutrition, and religion.

About First Business Financial Services, Inc.
First Business Financial Services, Inc. is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives, and high net worth individuals. First Business offers commercial banking, specialty finance, and private wealth management solutions. With its niche focus, First Business provides clients with unmatched expertise, accessibility, and responsiveness. Member FDIC, First Business’s corporate headquarters are at 401 Charmany Drive in Madison, Wis. For additional information, visit www.firstbusiness.com or call 608-238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2018 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

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